EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2026, relating to the financial statements of Cryoport, Inc. and the effectiveness of Cryoport, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cryoport, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

June 22, 2026